EXHIBIT 23.1

AKIN, DOHERTY, KLEIN & FEUGE, P.C.
Certified Public Accountants
8610 North New Braunfels, Suite 101
San Antonio, Texas  78217
Telephone: 210-829-1300
Fax: 210-829-4080

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
    As independent public accountants for Tootie Pie Company, Inc. (the "Company"), we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 1, 2010, related to the financial statements included in the Company's Annual Report on Form 10-K for the year ended March 31, 2010, and to all references to our firm included in this Registration Statement.

/s/ Akin, Doherty, Klein & Feuge, P.C.
Akin, Doherty, Klein & Feuge, P.C.
San Antonio, Texas
March 2, 2011